Exhibit 99.1

Investor Contact: Martie Edmunds Zakas
September 2, 2008	Sr. Vice President - Strategic Planning & Investor Relations
770-206-4237
mzakas@muellerwp.com

Media Contact: John Pensec
Director – Corporate Communications & Public Affairs
770-206-4240
jpensec@muellerwp.com

ROBERT LEGGETT NAMED CHIEF OPERATING OFFICER

OF MUELLER WATER PRODUCTS

ATLANTA – Robert G. Leggett has been named chief operating officer of Mueller Water Products, Inc. (NYSE: MWA.B, MWA), the Company announced today. He will be responsible for the day-to-day operations of Mueller Water Products’ three divisions: Mueller Co., U.S. Pipe and Anvil, Int’l., with the division presidents reporting directly to him.

Leggett, 49, has more than 25 years of general management experience, including operations, marketing and new product development, with a demonstrated ability to drive organic growth, strengthen channels of distribution and improve profitability.

“Bob is a tremendous addition to Mueller Water Products,” said Gregory E. Hyland, chairman, president and chief executive officer of Mueller Water Products. “He has a proven ability to help companies succeed by improving operational excellence and focusing on the channels of distribution and needs of the market. Under his leadership, we expect to continue our Six Sigma and lean manufacturing initiatives. We will also explore ways to strengthen our leadership positions through new product development and continued focus on customer relationships.”

Most recently, Leggett was senior vice president Americas & Europe for Armstrong Building Products, the $1.2 billion division of Armstrong World Industries, Inc. (NYSE: AWI). While with Armstrong, Leggett increased the building products division’s sales and improved its profitability through a combination of lean manufacturing, new product development and differentiating customer service.

From 2000 to 2002, Leggett was president and chief executive officer of AIFOtec Incorporated, a wholly owned company of AIFOtec Fiberoptics AG. Prior to that he was vice president of the fiber optics division of Tyco Electronics Corporation where he was responsible for worldwide sales, business development, marketing and operations. Leggett began his career with AMP Incorporated and held various management positions with increasing responsibility prior to Tyco acquiring AMP in 1999. Leggett received his Bachelor of Science in mechanical engineering from The Pennsylvania State University.

About Mueller Water Products

Mueller Water Products is a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities. Its broad product portfolio includes engineered valves, hydrants, ductile iron pipe and pipe fittings, which are used by municipalities, as well as the commercial and residential construction, oil and gas, HVAC and fire protection industries. With annual net sales of approximately $1.8 billion, the Company is comprised of three operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 6,500 people. Mueller Water Products Series B common stock and Series A common stock trade on the New York Stock Exchange under the ticker symbols MWA.B and MWA, respectively. For more information about Mueller Water Products, please visit the Company’s Web site at www.muellerwaterproducts.com.

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